Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-223411) and on Form S-8 (No. 333-200456) of Triumph Bancorp, Inc. of our report dated July 10, 2018, with respect to the consolidated statement of financial condition of Southern Colorado Corp. and Subsidiary as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended, which report is included in the Form 8-K/A of Triumph Bancorp, Inc. filed on November 5, 2018.

/s/ Fortner, Bayens, Levkulich, & Garrison, P.C.

Denver, Colorado

November 5, 2018